CONDITIONAL NOTICE OF FULL REDEMPTION
TO THE HOLDERS OF
EXPRESS, LLC
EXPRESS FINANCE CORP.
8.750% Senior Notes due 2018
CUSIP No. 30218A AB8*
Pursuant to Section 3.03 of the Indenture, dated as of March 5, 2010 (as amended or supplemented from time to time, the “Indenture”), among Express, LLC, a Delaware limited liability company (“Express”), Express Finance Corp., a Delaware corporation (“Express Finance,” and together with Express, the “Issuers”), the guarantors from time to time party thereto and U.S. Bank National Association, as trustee (the “Trustee”), notice is hereby given that, on April 28, 2014 (such date, including as it may be extended pursuant to the terms below, the “Redemption Date”), the remaining $200,850,000 aggregate principal amount of the Issuers’ outstanding 8.750% Senior Notes due 2018 (the “Notes”) will be redeemed pursuant to Section 3.07(d) of the Indenture and paragraph 5 of the Notes (the “Redemption”) at 104.375% of the principal amount thereof, which amount is equal to $1,043.75 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the Redemption Date (collectively, the “Redemption Price”).
The Indenture provides that on the Redemption Date, the Redemption Price shall become due and payable, and, unless the Issuers default in making the redemption payment, interest on the Notes shall cease to accrue on and after the Redemption Date. As permitted by Section 3.07(e) of the Indenture, the Redemption is subject to and conditioned upon the completion of and receipt of sufficient net proceeds from a new term loan on terms and conditions acceptable to Express (the “Term Loan”) to permit the Issuers to deposit, prior to 10:00 a.m. Eastern Time on the Redemption Date, money sufficient to pay the Redemption Price. In the discretion of the Issuers, the Redemption Date may be delayed until such time as the Term Loan has closed, or the Redemption may not occur and this Confidential Notice of Full Redemption may be rescinded, in the event the Term Loan is not closed by the original Redemption Date or the delayed Redemption Date, if applicable.
Notes called for redemption must be surrendered to the Trustee at the address specified below to collect payment of the Redemption Price:

If by Mail: U.S. Bank National Association Corporate Trust Services P. O. Box 64111 St. Paul, MN 55164-0111	If by Hand or Overnight Mail: U.S. Bank National Association Corporate Trust Services 111 Filmore Avenue East St. Paul, MN 55107-1419

1-800-934-6802

* No representation is made as to the accuracy or correctness of the CUSIP number listed herein or printed on the Notes.
Date: March 27, 2014    By: Express, LLC and Express Finance Corp.
For holders of Notes who have not provided their taxpayer identification number on Form W‑9, payments made upon Redemption of the Notes to holders of Notes may be subject to a withholding equal to 28% of the payments to be made, as required by the provisions of the U.S. Internal Revenue Code. U.S. holders who wish to avoid such withholding should submit a completed and signed Form W‑9 when surrendering their Notes for payment.